EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2016

ELK GROVE VILLAGE, Ill., Dec. 11, 2015 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2015.

Revenues increased to $69.7 million for the second quarter of fiscal 2016 from $61.5 million for the same quarter in the prior year. Net income increased to $1,156,298 in the second fiscal quarter compared to $146,429 for the same period in the prior year. Basic and diluted earnings per share were $0.28 and $0.27, respectively, for the quarter ended October 31, 2015 compared to basic and diluted earnings per share each $0.04 for the same quarter in fiscal 2015.

For the six months ended October 31, 2015, revenues increased to $133.9 million compared to $116.5 million for the same period ended October 31, 2014. Net income for the period ended October 31, 2015 was $1,815,104 compared to $163,239 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2015, were $0.44 and $0.43, respectively, compared to basic and diluted earnings per share each $0.04 for the six months ended October 31, 2014.

Commenting on SigmaTron's second quarter fiscal 2016 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report a continuing strong performance for fiscal 2016. As discussed in our first quarter press release dated September 11, 2015, the trend in new programs with new and existing customers continued into our second quarter and our expectations to see sequential growth were met. We saw both revenue and earnings grow in comparison to the second quarter of fiscal 2015 as well as in comparison to the first quarter of 2016. This growth was driven by new programs with existing customers and new customers, both of which resulted from awards in fiscal 2015.

"There is some modest seasonality to our customer base which also helped drive our second quarter results. As we head into the third quarter, we would anticipate lower revenue than the second quarter, primarily driven by the December holiday period, but signs remain encouraging that after the holidays revenue will remain steady. For those customers that are tied to year-end sales, inventory status will have to be sorted out in January. Hopefully, offsetting part of this seasonal adjustment will be several new programs that have been awarded but have yet to gain momentum. We are not certain when or if that will happen but we remain optimistic for those programs going forward.

"Once again, these results have been accomplished during a volatile and sluggish economy. Our objective is to continue to add new customers and new markets while continuing growth with our existing customer base. We will continue to manage the business based on the environment we encounter, but it was a strong quarter and we are pleased both with the result and the trend."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2015	2014	2015	2014

Net sales	$69,723,493	$61,533,519	$133,944,439	$116,480,996

Cost of products sold	62,126,480	55,719,766	120,117,152	105,920,795

Gross profit	7,597,013	5,813,753	13,827,287	10,560,201

Selling and administrative expenses	5,534,075	4,847,801	10,579,428	9,362,012

Operating income	2,062,938	965,952	3,247,859	1,198,189

Other expense	205,902	242,698	428,500	459,369

Income from operations before income tax	1,857,036	723,254	2,819,359	738,820

Income tax expense	700,738	576,825	1,004,255	575,581

Net income	$1,156,298	$146,429	$1,815,104	$163,239

Net income per common share -- basic	$0.28	$0.04	$0.44	$0.04

Net income per common share -- assuming dilution	$0.27	$0.04	$0.43	$0.04

Weighted average number of common equivalent shares outstanding - assuming dilution	4,214,317	4,120,178	4,241,000	4,118,711

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2015	2015

Assets:

Current assets	$99,433,085	$96,477,279

Machinery and equipment-net	33,022,722	33,864,527

Intangibles	4,940,275	5,174,144
Goodwill	3,222,899	3,222,899
Other assets	1,102,786	1,319,901

Total assets	$141,721,767	$140,058,750

Liabilities and stockholders' equity:

Current liabilities	$49,052,119	$43,408,586

Long-term obligations	33,185,899	39,964,777

Stockholders' equity	59,483,749	56,685,387

Total liabilities and stockholders' equity	$141,721,767	$140,058,750
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095